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                                                            OMB APPROVAL
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
 Aldridge        Michael        O.            (Month/Day/Year)              PetroQuest Energy, Inc. (PQUE)      (Month/Day/Year)
----------------------------------------                                 ------------------------------------       6/1/00
     (Last)     (First)     (Middle)               5/23/00               5. Relationship of Reporting        -----------------------
                                           ----------------------------     Person(s) to Issuer              7. Individual or Joint/
 400 E. Kaliste Saloom Road, Suite 3000    3. I.R.S. or Social              (Check all applicable)              Group Filing (Check
----------------------------------------      Security Number of           X   Director       10% Owner         Applicable Line)
             (Street)                         Reporting Person           -----           -----                   X  Form filed by
                                              (Voluntary)                  X   Officer        Other (specify    --- One Reporting
 Lafayette      Louisiana      77508                                     -----           -----      below)          Person
--------------------------------------     ----------------------------  (give title below)                         Form filed by
      (City)      (State)      (Zip)                                                                            --- More than One
                                                                          Senior Vice President, Chief              Reporting Person
                                                                         Financial Officer and Secretary
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                                                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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 Common Stock                                        27,783                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)
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
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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Incentive Stock Options
pursuant to 1998                                   Common
Incentive Plan           5/8/00       5/7/10       Stock        100,000         $1.5625             D
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Call Option                                        Common
(right to buy)            (1)         5/8/05       Stock        122,250           $1.75             D
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Explanation of Responses:

1.  THE OPTION VESTS AS TO 1/3 OF THE 122,250 SHARES OF COMMON STOCK                  /s/ MICHAEL O. ALDRIDGE              6/6/01
    ON EACH OF THE FIRST, SECOND AND THIRD ANNIVERSARIES OF THE                      ----------------------------------  -----------
    GRANT DATE.                                                                      **Signature of Reporting Person        Date
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**    Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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